Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires The
Radisson Hotel Fisherman's Wharf and Retail in San Francisco, CA

Bethesda, MD, December 10, 2013 - Pebblebrook Hotel Trust (NYSE:PEB) (the “Company”) today announced that it has acquired the Radisson Hotel Fisherman’s Wharf and Retail for $132.0 million. The 355-room hotel, which includes approximately 44,000 square feet of street retail space, is located in the heart of Fisherman’s Wharf in San Francisco, CA. The property will be managed by Davidson Hotels & Resorts (“Davidson”).

“We’re very pleased with our acquisition of the Radisson Hotel Fisherman’s Wharf and Retail, located in one of San Francisco’s strongest submarkets,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “This hotel benefits from an excellent location in the heart of Fisherman's Wharf, which is reflected in the hotel's consistently high occupancy levels and strong cash flows. The property’s diversity of income streams, including the revenue from 44,000 square feet of premier ground level retail space, coupled with a significant repositioning opportunity, makes the Radisson Hotel Fisherman’s Wharf and Retail another terrific addition to our expanding portfolio.”

The Radisson Hotel Fisherman’s Wharf and Retail occupies an entire block of San Francisco’s Fisherman’s Wharf, bordered by Jefferson, Mason, Beach and Powell Streets, across the street from Pier 39. Situated on the San Francisco Bay, the hotel offers outstanding views of the Golden Gate Bridge and Alcatraz and is immediately adjacent to the Ferry terminals serving popular tourist destinations around the Bay. Just blocks from famous landmarks, including San Francisco’s Aquarium of the Bay, Ghirardelli Square and the Powell Street cable car turnaround, the hotel is also a short distance from North Beach, the Financial District and Moscone Center, California’s largest convention center and exhibit hall. San Francisco consistently ranks among the top tourist destinations in the world and serves as a West Coast hub for tourism, technology, banking and financial services. The hotel’s immediate area along Jefferson Street is currently undergoing a $4.0 million beautification project, creating a pedestrian-friendly, outdoor plaza experience directly in front of the property, improving the experience for the over 25,000 people who visit the area each day.

Originally built in 1964 as a 250-room hotel with 14,000 square feet of retail space, the hotel expanded in 1999 with the construction of an additional 105 rooms and 30,000 square feet of retail space.

The hotel was updated by a comprehensive $4.5 million renovation in 2012, offering contemporary guest rooms and a refreshed lobby. The hotel also features 1,720 square feet of meeting space and a newly renovated fitness center. The hotel’s guest rooms offer remodeled bathrooms, new Sleep Number beds, 37-inch flat-screen TVs, upgraded lighting and contemporary décor.

The property includes 44,000 square feet of ground level retail space, offering unparalleled visibility and extensive street frontage along Jefferson Street, the primary thoroughfare of Fisherman’s Wharf, as well as 235 parking spaces, benefitting from a high-demand location driven by the property’s proximity to numerous tourist attractions. The retail space consists of twenty units, including food, convenience and tourist-focused retail and service providers.

In 2013, the Radisson Hotel Fisherman’s Wharf is forecasted to operate at 89 percent occupancy, with an average daily rate (“ADR”) of $184, room revenue per available room (“RevPAR”) of $165, earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $11.9 million and net operating income after capital reserves (“NOI”) of $11.0 million. The property’s retail space is currently 95 percent leased with an average rent per square foot over $100. In 2014, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $10.2 to $10.7 million and net operating income after capital reserves (“NOI”) of $9.3 to $9.8 million. The Company’s 2014 forecasted financial performance for the property includes the negative impacts of Prop 13 property tax reassessment increases, insurance increases and a negative impact in the fourth quarter from a planned renovation of the hotel.

The company will own a leasehold interest in the property through a ground lease, which currently has 48 years remaining and expires in 2062.

The Company plans to invest $18.0 to $20.0 million between 2014 and 2015 in a complete renovation and repositioning of the hotel, including all guest rooms and public areas, both interior and exterior. The property’s design will be overseen by Dawson Design Associates, the same design team that repositioned the Company’s Hotel Zetta, also in San Francisco, CA. The hotel’s comprehensive guest room and public area improvements are expected to commence in the fourth quarter of 2014 and the Company plans to rename the property upon completion of the renovation.

“We are very excited about the opportunity to reposition the Radisson Hotel Fisherman’s Wharf to an upper upscale boutique hotel,” noted Mr. Bortz. “We believe this type of product will be positively received in the vibrant Fisherman’s Wharf market and the comprehensive renovation and repositioning plan that will touch all aspects of the hotel will provide a new and unique guest experience.”

In conjunction with the Company’s acquisition of the Radisson Hotel Fisherman’s Wharf and Retail, the Company has selected Davidson as manager for the hotel. Davidson also manages the Company’s DoubleTree by Hilton Bethesda - Washington, DC.

“We are eager to expand our successful relationship with Davidson Hotels & Resorts,” continued Mr. Bortz. “The acquisition of the Radisson Hotel Fisherman’s Wharf and the selection of Davidson as manager of the hotel mark our second Davidson-managed hotel, and we look forward to incorporating their operational expertise at the Radisson Hotel Fisherman’s Wharf.”

“We are thrilled to further our relationship with Pebblebrook Hotel Trust and to bring our extensive experience to the Radisson Hotel Fisherman’s Wharf,” said Davidson’s President and Chief Executive Officer John Belden. “We look forward to expanding our portfolio further into the San Francisco market, as we envision abundant opportunities to be unlocked at this hotel.”

The Company expects to incur approximately $2.1 million of costs related to the acquisition of the hotel and $1.0 million of costs related to the transition of a new management team that will be expensed as incurred.

The acquisition of the Radisson Hotel Fisherman’s Wharf and Retail brings the total number of properties in the Company’s portfolio to 29, marks the Company’s fifth investment in San Francisco, California and represents the Company’s second investment in Fisherman’s Wharf.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 29 hotels, including 23 wholly owned hotels with a total of 5,546 guest rooms and a 49% joint venture interest in six hotels with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit us at
www.pebblebrookhotels.com and on Twitter at @PebblebrookPEB.

About Davidson Hotels & Resorts

Davidson Hotel & Resorts is an award-winning, full-service hotel management company that provides management, development/renovation, acquisition, consulting and accounting expertise for the hospitality industry. The company has amassed one of the purest full-service hotel portfolios in the industry, ranging from the upper-upscale to near-luxury segments; encompassing 46 upscale, full-service independent and branded hotels with more than 13,600 rooms across the United States, including such affiliations as Hyatt, Hilton, DoubleTree by Hilton, Embassy Suites, Hilton Garden Inn, Marriott, Renaissance, Courtyard by Marriott, Westin, Sheraton and Radisson. Additional information on Davidson may be found at the company’s website www.davidsonhotels.com.

This press release contains certain “forward-looking statements” relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisitions costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of future economic performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and

Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.

All information in this release is as of December 9, 2013. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.

Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

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Pebblebrook Hotel Trust
Radisson Hotel Fisherman's Wharf
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
2014 Full Year Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$6.5	to	$7.0

Adjustment:
Depreciation and amortization (1)	3.7		3.7

Hotel EBITDA	$10.2		$10.7

Adjustment:
Capital reserve	(0.9)		(0.9)

Hotel Net Operating Income	$9.3		$9.8

(1) Depreciation and amortization have been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2012	2012	2012	2012	2012

Pro forma Occupancy	75%	85%	87%	80%	82%
Pro forma ADR	$191	$213	$217	$217	$210
Pro forma RevPAR	$143	$180	$189	$172	$171

Pro forma Hotel Revenues	$124.3	$151.6	$156.2	$148.4	$580.4
Pro forma Hotel EBITDA	$25.3	$46.8	$50.6	$42.3	$165.0

	First Quarter	Second Quarter	Third Quarter
	2013	2013	2013
Pro forma Occupancy	79%	86%	87%
Pro forma ADR	$197	$223	$231
Pro forma RevPAR	$156	$193	$202

Pro forma Hotel Revenues	$132.4	$160.7	$164.3
Pro forma Hotel EBITDA	$28.9	$51.2	$53.2

These historical hotel operating results include information for all of the hotels the Company owned as of December 10, 2013, except for the operating results of Hotel Zetta (formerly Hotel Milano) for the first quarter of 2012. The hotel operating results for the Manhattan Collection only includes 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.